Marathon Oil Corporation Reports Second Quarter 2013 Results

HOUSTON, Aug. 6, 2013 - Marathon Oil Corporation (NYSE:MRO) today reported second quarter 2013 net income of $426 million, or $0.60 per diluted share, compared to net income in the first quarter of 2013 of $383 million, or $0.54 per diluted share. For the second quarter of 2013, adjusted net income was $478 million, or $0.67 per diluted share, compared to adjusted net income of $361 million, or $0.51 per diluted share, for the first quarter of 2013.

	Three Months Ended
	June 30	Mar. 31
(In millions, except per diluted share data)	2013	2013
Adjusted net income (a)	$478	$361
Adjustments for special items (net of taxes):
Unrealized gain (loss) on crude oil derivative instruments	32	(32)
Impairments	—	(10)
Net gain (loss) on dispositions	(73)	64
Pension settlement	(11)	—
Net income	$426	$383
Adjusted net income - per diluted share (a)	$0.67	$0.51
Net income - per diluted share	$0.60	$0.54
Revenues and other income	$3,898	$4,106
Weighted average shares - diluted	714	712
Exploration expenses
Unproved property impairments	$40	$383
Dry well costs	50	21
Geological and geophysical	12	27
Other	31	34
Total exploration expenses	$133	$465
Cash flow
Cash flow from operations before changes in working capital (b)	$1,445	$1,601
Changes in working capital	(577)	(73)
Cash flow from operations	$868	$1,528
(a)   Adjusted net income is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of adjusted net income.
(b)   Cash flow from operations before changes in working capital is a non-GAAP financial measure and should not be considered a substitute for cash flow from operations as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of cash flow from operations before changes in working capital.

“Marathon Oil continued to execute well operationally and had strong second quarter operating cash flows of $1.445 billion, before changes in working capital, in spite of lower international liquid hydrocarbon realizations compared to the first quarter. The large increase in the second quarter usage of cash for working capital was primarily a result of two tax installment payments for Norway, versus one in the first quarter, and our annual tax payment to Equatorial Guinea," said Clarence P. Cazalot, Jr., Marathon Oil's executive chairman.

"Second quarter production available for sale in both E&P segments was at or above the Company's guidance. In the U.S., Lower 48 onshore production grew to 182,000 barrels of oil equivalent per day (boed), a nearly 6 percent increase over the first quarter, highlighted by 11 percent growth in the Company's Eagle Ford operations and more than 5 percent growth in the Bakken. In the International E&P segment, we again had strong reliability and the Equatorial Guinea turnaround was completed in 22 days, 8 days ahead of schedule and under budget. The Company's non-operated Oil Sands Mining production decreased compared to the first quarter as a result of unplanned mine downtime and a planned turnaround at the AOSP in Canada.

"During the quarter we advanced our portfolio optimization through an agreement to sell our 10 percent working interest in Angola Block 31 for approximately $1.5 billion. This brings our total completed or agreed divestitures to $2.9 billion for the period 2011 to date, at the top end of our targeted $1.5 to $3 billion.

"In addition, we raised our quarterly dividend 12 percent, further demonstrating our commitment to delivering competitive value to our shareholders.

"In June we announced my retirement at year end and the appointment of Lee M. Tillman who succeeded me as president and CEO effective Aug. 1. Lee's strong leadership skills and extensive experience in global operations, project execution and leading edge technology make him ideally suited to lead our Company and efforts to create sustainable value for our shareholders," Cazalot said.

Sales and Production Volumes
Total Company sales volumes (excluding Libya) during the second quarter of 2013 averaged 457,000 net boed compared to 485,000 net boed for the first quarter of 2013. This decrease was driven by a planned turnaround in Equatorial Guinea, unplanned mine downtime and a planned turnaround at the non-operated Athabasca Oil Sands Project (AOSP) in Canada, fewer liftings at the non-operated Foinaven field in the U.K., as well as the first quarter disposition of the Company's Alaska assets.

	Three Months Ended
	June 30	Mar. 31
(mboed)	2013	2013
Net Sales Volumes
North America E&P excluding Alaska	201	193
Alaska	—	5
International E&P excluding Libya (a)	213	236
Oil Sands Mining (b)	43	51
Total excluding Libya	457	485
Libya	49	38
Total	506	523
(a) Libya is excluded because of uncertainty around sustained production and sales levels.
(b) Includes blendstocks.

	Three Months Ended		Guidance (a)
	June 30	Mar. 31	Q3
(mboed)	2013	2013	2013
Net Production Available for Sale
North America E&P excluding Alaska	201	193	196-207
Alaska	—	5
International E&P excluding Libya (b)	217	229	199-208
Oil Sands Mining (c)	37	44	40-45
Total excluding Libya	455	471
Libya	45	46
Total	500	517
(a) This guidance excludes the effect of acquisitions or dispositions not previously announced.
(b) Libya is excluded because of uncertainty around sustained production and sales levels.
(c) Upgraded bitumen excluding blendstocks.

The difference between production volumes available for sale and recorded sales volumes was primarily due to the timing of International E&P liftings.

Production available for sale from all segments (excluding Libya) for the second quarter of 2013 averaged 455,000 net boed, an expected decrease compared to the first quarter of 2013 average of 471,000 net boed as a result of impacts in Equatorial Guinea, Canada and the disposition of Alaskan assets, as detailed above. Production available for sale of 418,000 net boed for the North America E&P and International E&P segments combined (excluding Libya) was at the upper end of the Company's guidance for the quarter (403,000 to 420,000 net boed). The OSM segment had net production in the quarter of 37,000 barrels per day (bbld) (excluding blendstocks), below the Company's previous guidance of 40,000 to 44,000 bbld as a result of the AOSP unplanned mine downtime.

North America E&P production available for sale, excluding Alaska, averaged 201,000 net boed in the second quarter, a 4 percent increase compared to the first quarter of 2013 average of 193,000 net boed.

International E&P production available for sale for the second quarter of 2013 averaged 217,000 net boed (excluding Libya), which was lower than the first quarter of 2013 average of 229,000 net boed as a result of the turnaround in Equatorial Guinea and declines in Norway and U.K. production.

As per the table above, production available for sale in the third quarter of 2013 is expected to be lower than the second quarter. This anticipated decrease is a result of a planned turnaround in Norway, planned pipeline curtailments and turnaround at Brae in the U.K. North Sea, as well as compression and subsea equipment issues at non-operated Foinaven in the U.K. Production at Foinaven was shut-in in mid-July and is expected to resume at partial rates in mid-August. Full year 2013 guidance for production available for sale from the combined North America E&P and International E&P segments (excluding Libya) has been narrowed to a range of 410,000 to 425,000 net boed, from the previous guidance of 405,000 to 425,000 net boed. Full year 2013 production guidance for the OSM segment has been narrowed to 40,000 to 44,000 net bbld of synthetic crude oil, from the previous guidance of 40,000 to 45,000 net bbld.

Segment Results
Total segment income was $623 million in the second quarter of 2013, compared to $432 million in the first quarter of 2013.

	Three Months Ended
	June 30	Mar. 31
(In millions)	2013	2013
Segment Income (Loss)
North America E&P	$221	$(59)
International E&P	382	453
Oil Sands Mining	20	38
Segment Income (a)	$623	$432
(a)    See Supplemental Statistics below for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

North America E&P
The North America E&P segment reported income of $221 million in the second quarter of 2013, compared to a loss of $59 million in the first quarter of 2013. The improvement was primarily due to higher liquid hydrocarbon sales volumes and lower unproved property impairments related to cancelled or expiring leases.

EAGLE FORD: Marathon Oil's average net production in the Eagle Ford shale grew approximately 11 percent from the first quarter of 2013 to approximately 80,000 boed in the second quarter. Approximately 62 percent of second quarter net production was crude oil/condensate, 17 percent was natural gas liquids (NGLs) and 21 percent was natural gas. During the second quarter, Marathon Oil reached total depth on 82 gross Company operated wells and brought 70 gross operated wells to sales, compared to 76 and 68 gross wells respectively in the first quarter. With approximately 85 percent pad drilling, which continues to improve efficiencies and reduce costs, the Company's second quarter spud-to-total depth averaged 12 days and 18 days spud-to-spud.

The Company continues to evaluate the potential of downspacing to 40- and 60-acre units, with results of the downspacing pilots expected to be released in December. It also continues to evaluate the Austin Chalk and Pearsall formations across its acreage position. To date the Company has completed four Austin Chalk wells with average lateral length of 4,075 feet yielding average 24-hour initial production (IP) rates of 980 gross boed (485 bbld of crude oil/condensate, 220 bbld of NGLs and 1.65 million cubic feet per day of natural gas) on chokes ranging from 12/64-inch to 16/64-inch. Early Austin Chalk production results suggest the mix of crude oil/condensate, NGLs and natural gas to be similar to Eagle Ford condensate wells. Also in the second quarter one Pearsall well was completed with a 24-hour IP rate of 580 gross boed on a maximum choke of 18/64-inch.

BAKKEN: Marathon Oil averaged production of approximately 39,000 net boed during the second quarter compared to 37,000 net boed in the previous quarter. The Company reached total depth on 22 gross wells during the second quarter and brought 16 gross wells to sales, compared to 18 and 22 gross wells respectively in the first quarter. In the second quarter Marathon Oil's average time to drill a well continued to improve, averaging 15 days spud-to-total depth, or 22 days spud-to-spud, a top-quartile performance in the areas in which Marathon Oil operates. Marathon Oil's Bakken production averages approximately 90 percent crude oil, 5 percent NGLs and 5 percent natural gas.

OKLAHOMA RESOURCE BASINS: The Company's unconventional production averaged 13,000 net boed during the second quarter, which is flat compared to the previous quarter. During the second quarter, the Company reached total depth on two gross wells and brought three gross wells to sales. Marathon Oil anticipates spudding two wells each in the Mississippi Lime in central Oklahoma and Granite Wash in northwestern Oklahoma during the second half of 2013.

GULF OF MEXICO: Marathon Oil participated in an appraisal well on the Gunflint prospect on Mississippi Canyon Block 992, in which it holds an 18 percent outside-operated working interest. The appraisal well successfully encountered 109 feet of net pay within the primary reservoir targets. After penetrating the initial appraisal targets, the well was deepened to a previously untested Lower Miocene interval with a total depth of 32,835 feet. Commercial hydrocarbons were not encountered in the deeper exploration objective. Additional exploration potential remains in an adjacent three-way structure to the north, a candidate for future exploration following development of the confirmed resources.

Marathon Oil expects to spud its first exploration well on the Madagascar prospect (De Soto Canyon Block 757) late in the third quarter. The Company has reduced its working interest in the Madagascar prospect from 100 percent to 70 percent as a result of a farm-down in the second quarter with no up-front cash proceeds. As stated previously, the Company anticipates further reducing its interest to a target of 40 - 50 percent working interest by the time of spud.

International E&P
The International E&P segment reported income of $382 million in the second quarter of 2013, compared to segment income of $453 million in the first quarter of 2013. The decrease is primarily a result of lower volumes and price realizations, as well as less income from equity method investments due to the planned turnaround in Equatorial Guinea in the second quarter.

EQUATORIAL GUINEA: Net production available for sale averaged approximately 101,000 boed in the second quarter, compared to approximately 110,000 boed in the first quarter of 2013. The planned turnaround that occurred in April was safely completed in 22 days, eight days ahead of schedule and below budget.

NORWAY: The production decline that has been projected and previously disclosed in the Alvheim area continues to be less than expected. Net production available for sale averaged 85,000 boed for the second quarter, slightly lower than the 86,500 boed produced in the first quarter of 2013. The better-than-expected results were achieved through continued strong operational performance that delivered availability of 96 percent; production optimization from well management; and reservoir and well performance at the upper end of expectations, resulting primarily from a delay in anticipated water breakthrough at the Volund field.

The Sverdrup exploration well on PL 330 in the Norwegian Sea was spud on June 6. A total depth of 18,150 feet is expected to be reached in early September. The Company holds a 30 percent non-operated working interest in the license.

KURDISTAN REGION OF IRAQ: The Company spud the Mirawa exploration well on its operated Harir Block on March 19 and the Safen exploration well on its operated Safen Block on April 18. The Mirawa well reached total depth of 13,975 feet in July and is currently testing multiple zones of interest. The Safen well is expected to reach a projected total depth of 12,100 feet in August, with a testing program to follow. Marathon Oil holds a 45 percent working interest in each block.

On the outside-operated Sarsang Block, two exploration wells, Mangesh and Gara, were spud in the second half of 2012 and have reached total depth, with testing programs ongoing. Also on the Sarsang Block, the East Swara Tika exploration well was spud July 15 with a projected total depth of 11,150 feet. The well will test additional resource potential to the northeast of the previously announced Swara Tika discovery. On the outside-operated Atrush Block, following a successful appraisal program and a declaration of commerciality, a plan for field development was filed with the Kurdistan Ministry of Natural Resources (MNR) on May 6. The development plan is currently under review with final approval expected in the third quarter. First production is anticipated in 2015. The Atrush-3 appraisal well, approximately 6 miles from the discovery well, was spud on March 25, reached total depth of 5,925 feet and is currently testing. Marathon Oil holds a 25 percent working interest in the Sarsang Block and a 15 percent working interest in the Atrush Block.

ETHIOPIA: The Sabisa-1 well, on the onshore South Omo Block in a frontier rift basin, encountered reservoir quality sands, oil and heavy gas shows and a thick shale section. The presence of oil prone source rocks, reservoir sands and good seals is encouraging for the numerous fault bounded traps identified in the basin. Because of mechanical issues, the well was abandoned before a full evaluation could be completed. The rig will mobilize to the nearby Tultule prospect, approximately two miles from the Sabisa-1. Marathon Oil holds a 20 percent non-operated working interest in the South Omo Block.

GABON: Exploration drilling began in the second quarter on the Diaman well in the Diaba License G4-223, offshore Gabon, to test the deepwater presalt play. The well reached the projected total depth of 18,300 feet in the third quarter. Logging and evaluation are under way. Marathon Oil holds a 21.25 percent non-operated working interest in the Diaba License.

Oil Sands Mining (OSM)
The OSM segment reported income of $20 million for the second quarter of 2013, compared to $38 million in the first quarter of 2013. The decrease in income was primarily a result of lower second quarter sales volumes due to unplanned mine downtime and the planned turnaround at the non-operated AOSP in Canada. The decrease in revenue from lower volumes was partially offset by higher price realizations. Second quarter operating costs were higher than the first quarter of 2013, primarily as a result of the turnaround. The total cost to date of the turnaround is approximately $25 million (net), of which $16 million (net) occurred in the second quarter.

Corporate and Other
The change in working capital in the second quarter of 2013 includes two tax installment payments for Norway, versus one in the first quarter, as well as an annual tax payment to Equatorial Guinea.

Marathon Oil announced in June that it entered into an agreement to sell its 10 percent working interest in the Production Sharing Contract and Joint Operating Agreement in Block 31 offshore Angola. The transaction has a total value of approximately $1.5 billion, excluding any purchase price adjustments at closing. The companies anticipate closing the transaction in the fourth quarter of 2013, subject to government, regulatory and third-party approvals. Marathon Oil expects to use the proceeds from this sale to repurchase shares, strengthen the balance sheet and for general corporate purposes.

As of Aug. 6, 2013, the Company has agreed upon or closed on nearly $2.9 billion in divestitures over the period of 2011 to date, at the upper end of its targeted $1.5 billion to $3 billion of divestitures.

On July 31, Moody's Investors Service upgraded Marathon Oil's senior unsecured debt rating to Baa1 from Baa2 based on expected consistent production and reserves growth with conservative financial policies. Moody's also affirmed Marathon Oil's Prime-2 commercial paper rating and the outlook is stable.

Special Items
In August 2012, Marathon Oil entered into crude oil derivative instruments related to a portion of its forecast North America E&P crude oil sales. For the second quarter of 2013, an after-tax unrealized gain of $32 million ($50 million pre-tax) was recorded related to these crude oil derivative instruments.

In the second quarter of 2013, Marathon Oil recorded an after-tax loss of $73 million ($114 million pre-tax) on the disposition of its interests in the D.J. Basin.

Marathon Oil recorded an after-tax settlement charge of $11 million ($17 million pre-tax) in the second quarter of 2013 in connection with the Company's U.S. pension plans.

The Company will conduct a conference call with questions and answers only on Wednesday, Aug. 7 at 8:00 a.m. EDT, during which it will discuss second quarter 2013 results and will include forward-looking information. The webcast slides and associated commentary, as well as the Quarterly Investor Packet, will be posted to the Company's website at http:ir.marathonoil.com and to its mobile app as soon as practical following this release today, Aug. 6. To listen to the Aug. 7 live webcast, visit the Marathon Oil website at http://www.marathonoil.com. Replays of the webcast will be available through Sept. 7.

# # #

In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Marathon Oil has provided supplementally “adjusted net income,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon Oil's ongoing operations. A reconciliation between GAAP net income and “adjusted net income” is provided in a table on page 1 of this release. “Adjusted net income” should not be considered a substitute for net income as reported in accordance with GAAP. Management, as well as certain investors, uses “adjusted net income” to evaluate Marathon Oil's financial performance between periods. Management also uses “adjusted net income” to compare Marathon Oil's performance to certain competitors.

In addition to cash flow from operations determined in accordance with GAAP, Marathon Oil has provided supplementally "cash flow from operations before changes in working capital," a non-GAAP financial measure, which management believes demonstrates the Company's ability to internally fund capital expenditures, pay dividends and service debt. A reconciliation between GAAP cash flow from operations and "cash flow from operations before changes in working capital" is provided in a table on page 1 of this release. "Cash flow from operations before changes in working capital" should not be considered a substitute for cash flow from operations as reported in accordance with GAAP. Management, as well as certain investors, uses "cash flow from operations before changes in working capital" to evaluate Marathon Oil's financial performance between periods. Management also uses "cash flow from operations before changes in working capital" to compare Marathon Oil's performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the Company's worldwide liquid hydrocarbon, natural gas and synthetic crude oil production, anticipated drilling activity, a planned turnaround in Norway and planned pipeline curtailments and turnaround at Brae in the U.K. North Sea, expected timing and rate of production returning at Foinaven, possible increased recoverable resources from optimized well spacing in the Eagle Ford resource play, additional farm-down of the Company's working interest in the Madagascar prospect in the Gulf of Mexico, anticipated exploration drilling activity in the Gulf of Mexico, Ethiopia, Gabon, the Kurdistan Region of Iraq and Norway, the timing of approval of a plan of development and first production for the Atrush Block, the timing of closing the sale of the Company's 10 percent working interest in Block 31 offshore Angola, including the use of proceeds, and projected asset dispositions through 2013. The average times to drill a well referenced in the release may not be indicative of future drilling times. The initial production rates referenced in this release may not be indicative of future production rates. Factors that could potentially affect the timing and levels of the Company's worldwide liquid hydrocarbon, natural gas and synthetic crude oil production, anticipated drilling activity, a planned turnaround in Norway and planned pipeline curtailments and turnaround at Brae in the U.K. North Sea, possible increased recoverable resources from optimized well spacing in the Eagle Ford resource play, and anticipated exploration drilling activity in the Gulf of Mexico, Ethiopia, Gabon, the Kurdistan Region of Iraq and Norway include pricing, supply and demand for liquid hydrocarbons and natural gas, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, availability of materials and labor, the inability to obtain or delay in obtaining necessary government or third-party approvals and permits, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. The expected timing and rate of production returning at Foinaven, additional farm-down of the Company's working interest in the Madagascar prospect in the Gulf of Mexico, the timing of approval of a plan of development and first production for the Atrush Block and the projected asset dispositions through 2013 are based on current expectations, good faith estimates and projections and are not guarantees of future performance. The timing of closing the sale of the Company's 10 percent working interest in Block 31 offshore Angola is subject to the satisfaction of customary closing conditions and obtaining necessary government, regulatory and third-party approvals. The expectations with respect to the use of proceeds from the sale of our 10 percent working interest in Block 31 offshore Angola could be affected by changes in the prices and demand for liquid hydrocarbons and natural gas, actions of competitors, disruptions or interruptions of the Company's exploration or production operations, unforeseen hazards such as weather conditions or acts of war or terrorist acts and other operating and economic considerations. Actual results may differ materially from these expectations, estimates and projections and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company's control and difficult to predict. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:
Lee Warren: 713-296-4103
John Porretto: 713-296-4102

Investor Relations Contacts:
Howard Thill: 713-296-4140
Chris Phillips: 713-296-3213

Consolidated Statements of Income (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
(In millions, except per share data)	2013	2013	2012
Revenues and other income:
Sales and other operating revenues, including related party	$3,419	$3,440	$2,975
Marketing revenues	499	430	757
Income from equity method investments	77	118	60
Net gain (loss) on disposal of assets	(107)	109	(28)
Other income	10	9	20
Total revenues and other income	3,898	4,106	3,784
Costs and expenses:
Production	614	578	485
Marketing, including purchases from related parties	495	429	755
Other operating	86	111	107
Exploration	133	465	172
Depreciation, depletion and amortization	738	747	580
Impairments	—	38	1
Taxes other than income	93	84	55
General and administrative	164	174	154
Total costs and expenses	2,323	2,626	2,309
Income from operations	1,575	1,480	1,475
Net interest and other	(71)	(72)	(57)
Income from operations before income taxes	1,504	1,408	1,418
Provision for income taxes	1,078	1,025	1,025
Net income	$426	$383	$393
Adjusted net income (a)	$478	$361	$416
Adjustments for special items (net of taxes):
Unrealized gain (loss) on crude oil derivative instruments	32	(32)	—
Impairments	—	(10)	—
Net gain (loss) on dispositions	(73)	64	(23)
Pension settlement	(11)	—	—
Net income	$426	$383	$393
Per Share Data
Basic:
Net income	$0.60	$0.54	$0.56
Diluted:
Adjusted net income (a)	$0.67	$0.51	$0.59
Net income	$0.60	$0.54	$0.56
Weighted Average Shares:
Basic	710	708	706
Diluted	714	712	709
(a) Adjusted net income is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See above for further discussion of adjusted net income.

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
(in millions)	2013	2013	2012
Segment Income (Loss)
North America E&P	$221	($59)	$70
International E&P	382	453	373
Oil Sands Mining	20	38	50
Segment income	623	432	493
Items not allocated to segments, net of income taxes:
Corporate and unallocated	(145)	(71)	(77)
Unrealized gain (loss) on crude oil derivative instruments	32	(32)	—
Impairments	—	(10)	—
Net gain (loss) on dispositions	(73)	64	(23)
Pension settlement	(11)	—	—
Net income	$426	$383	$393
Capital Expenditures (b)
North America E&P	$904	$970	$1,013
International E&P	241	225	202
Oil Sands Mining	97	45	43
Corporate	15	30	19
Total	$1,257	$1,270	$1,277
Exploration Expenses
North America E&P	$76	$435	$147
International E&P	57	30	25
Total	$133	$465	$172
Provision for Income Taxes
Current income taxes	$1,009	$981	$928
Deferred income taxes	69	44	97
Total	$1,078	$1,025	$1,025
(b) Capital expenditures include changes in accruals.

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
	2013	2013	2012
North America E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	148	141	93
Bakken	37	35	25
Eagle Ford	64	58	18
Anadarko Woodford	5	4	2
Other North America	42	44	48
Crude Oil and Condensate (mbbld)	126	121	85
Bakken	35	33	24
Eagle Ford	50	46	16
Anadarko Woodford	1	1	1
Other North America	40	41	44
Natural Gas Liquids (mbbld)	22	20	8
Bakken	2	2	1
Eagle Ford	14	12	2
Anadarko Woodford	4	3	1
Other North America	2	3	4
Natural Gas (mmcfd)	316	340	319
Bakken	12	13	8
Eagle Ford	99	83	18
Anadarko Woodford	49	51	23
Alaska	—	31	82
Other North America	156	162	188
International E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	177	180	177
Equatorial Guinea	30	37	35
Norway	79	79	77
United Kingdom	14	21	22
Libya	45	34	43
Other International	9	9	—
Natural Gas (mmcfd)	514	568	501
Equatorial Guinea	401	447	394
Norway	53	54	53
United Kingdom (c)	36	41	49
Libya	24	26	5
Oil Sands Mining - Net Sales Volumes
Synthetic Crude Oil (mbbld) (d)	43	51	44

Total Company - Net Sales Volumes (mboed)	506	523	451
Net Sales Volumes of Equity Method Investees (mtd)
LNG	5,820	6,787	5,467
Methanol	973	1,410	1,268
(c) Includes natural gas acquired for injection and subsequent resale of 8 mmcfd, 11 mmcfd and 17 mmcfd in the second and first quarters of 2013 and the second quarter of 2012, respectively.
(d)   Includes blendstocks.

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
	2013	2013	2012
North America E&P - Average Realizations (e)
Liquid Hydrocarbons ($ per bbl) (f)	$84.51	$86.14	$84.72
Bakken	85.96	88.60	77.26
Eagle Ford	83.90	88.06	90.82
Anadarko Woodford	50.61	51.05	51.69
Crude Oil and Condensate ($ per bbl)	$93.75	$94.68	$89.04
Bakken	88.65	91.22	78.99
Eagle Ford	99.40	103.78	99.22
Anadarko Woodford	90.08	90.52	97.05
Natural Gas Liquids ($ per bbl)	$31.72	$35.48	$40.54
Bakken	35.92	41.05	43.27
Eagle Ford	28.09	28.16	33.91
Anadarko Woodford	33.61	37.94	31.50
Natural Gas ($ per mcf)	$4.19	$3.86	$3.42
Bakken	4.47	3.61	2.89
Eagle Ford	4.17	3.35	2.13
Anadarko Woodford	4.15	3.67	2.66
Alaska	—	7.90	6.59
International E&P- Average Realizations (e)
Liquid Hydrocarbons ($ per bbl)	$100.00	$107.68	$104.82
Equatorial Guinea	54.09	65.89	64.48
Norway	107.21	117.13	111.40
United Kingdom	101.85	112.25	110.16
Libya	117.55	129.56	122.30
Other International	100.30	105.95	—
Natural Gas ($ per mcf)	$2.37	$2.57	$2.25
Equatorial Guinea (g)	0.24	0.24	0.24
Norway	12.13	14.00	10.54
United Kingdom	10.23	11.27	9.53
Libya	4.65	5.04	0.70
Oil Sands Mining - Average Realizations (e)
Synthetic Crude Oil ($ per bbl)	$89.39	$79.98	$79.31
(e)   Excludes gains or losses on derivative instruments.
(f)   Inclusion of realized gains (losses) on crude oil derivative instruments would have increased (decreased) North America E&P average liquid hydrocarbon realizations by $1.22 per bbl for the second quarter of 2013 and ($0.37) per bbl for the first quarter of 2013. There were no realized gains (losses) on crude oil derivative instruments in the second quarter of 2012.
(g)   Primarily represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and Equatorial Guinea LNG Holdings Limited, which are equity method investees. Marathon Oil includes its share of income from each of these equity method investees in the International E&P segment.